Exhibit 99.1

High Roller Technologies Announces Financial Results for the Three Months Ended September 30, 2024

-Company Delivers 30% Quarter-Over-Quarter Revenue Growth

-Filing Follows High Roller’s Recent IPO on NYSE in October 2024 Raising Gross Proceeds of $10 Million

Las Vegas, Nevada, December 4, 2024 – High Roller Technologies, Inc. (“High Roller” and the “Company”) (NYSE American: ROLR), operator of www.HighRoller.com and www.Fruta.com, each a premium brand in online gaming and a destination for high rollers, announced today that it has filed its financial results for the three months ended September 30, 2024.

Third Quarter 2024 Summary

●	Company reported total revenue of $7.5 million for the three months ended September 30, 2024, consisting of net gaming revenue and services generated through intra-group arrangements
●	30% increase in quarter-over-quarter revenue resulting from the Company’s continued focus on marketing efficiencies and cost optimization
●	Net loss per share of ($0.07) for the three months ended September 30, 2024, compared to net loss per share of ($0.03) for the three months ended September 30, 2023
●	Company ended the quarter with cash, cash equivalents of $2.9 million, inclusive of restricted cash
●

Achieved positive Adjusted EBITDA for the three months ended September 30, 2024 of $40 thousand, marking a significant improvement from the negative EBITDA of ($1.0 million) reported in the three months ended June 30, 2024

Third Quarter 2024 Financial Summary

The Company reported revenue from operations of $7.5 million for the third quarter ending September 30, 2024, reflecting a 30% increase over the previous quarter’s revenue of $5.8 million.

Revenue from operations for the three months ended September 30, 2024 was $7.5 million, compared to $7.6 million for the three months ended September 30, 2023, representing a slight decrease of less than 1%. Growth in primary gaming markets offset the impact of High Roller’s exit from a jurisdiction due to regulatory changes in late 2023.

Operating expenses for the three months periods ended June 30, 2024 and September 30, 2024 were $7.3 million and $8.0 million respectively and were $7.8 million for the three months ended September 30, 2023 driven by increased investment into advertising and promotional costs in key markets to increase player acquisition.

For the three months ended September 30, 2024, the Company recorded a GAAP net loss of $(0.5 million) as compared to a GAAP net loss of $(0.2 million) for the three months ended September 30, 2023. Sequentially, the Company reported a GAAP net loss of $(1.5 million) in the three months ended June 30, 2024. During the three months ended September 30, 2024, the Company achieved Adjusted EBITDA of $40 thousand, marking an improvement from ($1.0 million) in Adjusted EBITDA deficit reported in three months ended June 30, 2024. Additionally, as compared to the three months ended June 30, 2023, the Company reported Adjusted EBITDA of $0.2 million in the three months ended June 30, 2024. This improvement over consecutive quarters was driven by cost optimization efforts and disciplined operational execution.

The Company reported a net loss per share of ($0.07) in three months ended September 30, 2024, compared to a net loss per share of ($0.03) in the three months ended September 30, 2023.

At the close of September 30, 2024, the Company reported $2.9 million in cash and cash equivalents, including restricted cash. This amount does not give effect to proceeds received by the Company from its IPO that closed in October 2024 and that raised gross proceeds of $10 million to support strategic growth initiatives.

Ben Clemes, Chief Executive Officer at High Roller Technologies, commented, “We’re extremely proud to have completed our recent IPO on the NYSE, a milestone that reflects the confidence and trust of our shareholders. We sincerely thank our investors for their support as we move into this exciting new chapter. We believe that our quarter-over-quarter most accurately reflects the direction of our Company as we focused on optimizing costs and creating more efficient and effective marketing efforts to grow our user base. Looking ahead, we remain committed to executing our growth strategy, delivering value to our stakeholders, and driving innovation in the gaming industry.'"

Financial Results

Additional information with respect to the Company’s business, operations and financial condition as of and for the three months and nine months ended September 30, 2023 is contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, which has been filed with the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov.

About High Roller Technologies, Inc.

High Roller Technologies, Inc. operates as a global online gaming operator. The Company offers a compelling real money online casino platform with enhanced search engine optimization, direct API integrations, faster load times, and better scalability. High Roller Technologies has a global customer base.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, High Roller Technologies uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP adjusted EBITDA. Reconciliations to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the tables below.

Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that “Adjusted EBITDA,” a “non-GAAP financial measure,” as such term is defined under the rules of the U.S. Securities and Exchange Commission (the “SEC”), is useful in evaluating our operating performance. Adjusted EBITDA is used to evaluate the Company’s ongoing operations and for internal planning and forecasting purposes. Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

We reconcile our non-GAAP financial measure of Adjusted EBITDA to our net income (loss), adjusted to exclude interest expense, provision for (benefit from) income taxes, share-based compensation, foreign exchange loss (gain), depreciation and amortization, impairment, and certain charges or gains resulting from non-recurring or irregular events, if any. For the periods presented we did not have any such non-recurring events.

Contact:

ir@highroller.com

800-460-1039

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands, except shares and per share data)	2024	2023	2024	2023

Revenues	$7,516	$7,569	$19,826	$22,484

Operating expenses
Direct operating costs:
Related party	598	1,992	2,020	3,242
Other	2,671	1,242	7,740	6,887
General and administrative:
Related party	2	59	167	309
Other	1,877	2,436	7,169	7,212
Advertising and promotions:
Related party	194	1,222	408	1,570
Other	2,289	629	5,367	3,786
Product and software development:
Related party	46	58	193	157
Other	313	116	541	278
Total operating expenses	7,990	7,754	23,605	23,441
Loss from operations	(474)	(185)	(3,779)	(957)

Other expenses
Interest expense, net	(27)	(29)	(77)	(91)
Other income (expenses)	—	15	2	(39)
Total other expenses	(27)	(14)	(75)	(130)

Loss before income taxes	(501)	(199)	(3,854)	(1,087)
Income tax expense	—	9	—	9
Net loss	$(501)	$(208)	$(3,854)	$(1,096)

Other comprehensive income
Foreign currency translation adjustment	145	(123)	17	(121)
Comprehensive loss	$(356)	$(331)	$(3,837)	$(1,217)

Net loss per common share:
Net loss per common share – basic and diluted	$(0.07)	$(0.03)	$(0.55)	$(0.17)
Weighted average common shares outstanding – basic and diluted	7,013,302	6,951,385	7,005,541	6,533,276

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of	As of
	September 30,	December 31,
(in thousands, except shares and per share data)	2024	2023
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,329	$2,087
Restricted cash	1,592	1,958
Prepaid expenses and other current assets	977	836
Total current assets	3,898	4,881
Due from affiliates	1,227	702
Deferred offering costs	1,058	580
Property and equipment, net	399	250
Operating lease right-of-use asset, net	1,029	—
Intangible assets, net	5,235	5,117
Other assets	45	255
Total assets	$12,891	$11,785

Liabilities and stockholders’(deficit) equity
Current liabilities
Accounts payable	$1,658	$686
Accrued expenses	4,522	4,300
Player liabilities	791	499
Due to affiliates	5,090	3,972
Short-term unsecured notes payable to stockholders	500	—
Operating leases obligation, current	113	—
Total current liabilities	12,674	9,457
Other liabilities	23	23
Operating lease obligation, noncurrent	973	—
Total liabilities	13,670	9,480
Stockholders’ (deficit) equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding as of September 30, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value; 60,000,000 shares authorized; 7,015,017 shares and 6,967,278 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	7	7
Additional paid-in capital	22,805	22,052
Accumulated deficit	(25,074)	(21,220)
Accumulated other comprehensive income	1,483	1,466
Total stockholders’ (deficit) equity	(779)	2,305
Total liabilities and stockholders’ (deficit) equity	$12,891	$11,785

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES
GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA

(Unaudited)

	For the Three Months Ended September 30,

(in thousands)	2024	2023

Revenues	$7,516	$7,569
Net loss	(501)	(208)

Add back items:
Stock-based compensation expense	80	60
Depreciation and amortization	65	2
Interest expense, net	27	29
Other income (expense), net	-	15
Foreign exchange transaction loss	369	327
Income tax provision (benefit)	-	9
Adjusted EBITDA	$40	$234
Adjusted EBITDA margin	1%	3%